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                                                                   EXHIBIT (2)-4

































                          PLAN AND AGREEMENT OF MERGER
                          DATED AS OF NOVEMBER 30, 1996
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                              SA MERGER CORPORATION
                                       AND
                     DRS. SHEER, AHEARN AND ASSOCIATES, P.A.





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                                TABLE OF CONTENTS


                          PLAN AND AGREEMENT OF MERGER
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                              SA MERGER CORPORATION
                                       AND
                     DRS. SHEER, AHEARN AND ASSOCIATES, P.A.


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Parties...................................................................................................1
Recitals..................................................................................................1


Section 1. THE MERGER.....................................................................................2
         1.1 The Merger...................................................................................2
         1.2 The Closing..................................................................................2
         1.3 Effective Time...............................................................................3
         1.4 Effect of the Merger.........................................................................3


Section  2.  EFFECT OF THE  MERGER ON THE  CAPITAL  STOCK OF THE  CONSTITUENT  CORPORATIONS;
             EXCHANGE  OF CERTIFICATES....................................................................3
         2.1 Effect on Capital Stock......................................................................3
         2.2 Exchange of Certificates.....................................................................5
         2.3 Articles of Incorporation of Surviving Corporation...........................................9
         2.4 By-laws of the Surviving Corporation.........................................................9
         2.5 Directors and Officers of the Surviving Corporation..........................................9
         2.6 Assets, Liabilities, Reserves and Accounts...................................................9
         2.7 Corporate Acts of the Subsidiary............................................................10


Section 3. REPRESENTATIONS AND WARRANTIES OF  SHEER, AHEARN..............................................10
         3.1 Organization, Existence and Good Standing...................................................10
         3.2 Sheer, Ahearn Capital Stock.................................................................10
         3.3 Foreign Qualifications......................................................................11
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
         3.4 Power and Authority.........................................................................11
         3.5 Sheer, Ahearn Financial Information.........................................................12
         3.6 Contracts, etc..............................................................................12
         3.7 Properties and Assets.......................................................................13
         3.8 Legal Proceedings...........................................................................14
         3.9 Subsequent Events...........................................................................14
         3.10 Accounts Receivable........................................................................15
         3.11 Tax Returns................................................................................16
         3.12 Employee Benefit Plans; Employment Matters.................................................16
         3.13 Compliance with Laws in General............................................................17
         3.14 Regulatory Approvals.......................................................................18
         3.15 Commissions and Fees.......................................................................18
         3.16 Retirement or Re-Acquisition of MedPartners Common Stock...................................18
         3.17 Disposition of Assets of Surviving Corporation.............................................19
         3.18 Vote Required..............................................................................19
         3.19 No Untrue Representations..................................................................19


Section 4. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY..............................................20
         4.1 Organization, Existence and Capital Stock...................................................20
         4.2 Power and Authority.........................................................................20
         4.3 Commissions and Fees........................................................................20
         4.4 Legal Proceedings...........................................................................21


Section 5. REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.................................................21
         5.1 Organization, Existence and Good Standing...................................................21
         5.2 MedPartners Capitalization..................................................................21
         5.3 MedPartners Common Stock....................................................................22
         5.4 Subsidiaries and Affiliated Entities........................................................22
         5.5 Organization,  Existence and Good Standing of MedPartners Subsidiaries and
                  Other MedPartners Entities.............................................................23
         5.6 Foreign Qualifications......................................................................24
         5.7 Subsidiary Common Stock.....................................................................24
         5.8 Power and Authority.........................................................................24
         5.9   MedPartners Public Information............................................................25
         5.10 Legal Proceedings..........................................................................26
         5.11 Subsequent Events..........................................................................26
         5.12 Investment Intent..........................................................................26
         5.13 Commissions and Fees.......................................................................27
         5.14 Retirement or Re-Acquisition of MedPartners Common Stock...................................27
         5.15 Disposition of Assets of Surviving Corporation.............................................27
         5.16 No Untrue Representations..................................................................27


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

Section  6. ACCESS TO INFORMATION AND DOCUMENTS..........................................................27
         6.1 Access to Information.......................................................................27
         6.2 Return of Records...........................................................................28
         6.3 Effect of Access............................................................................28


Section  7. COVENANTS....................................................................................29
         7.1 Preservation of Business....................................................................29
         7.2 Material Transactions.......................................................................29
         7.3 Meeting of Sheer, Ahearn's Shareholders.....................................................30
         7.4 Securities Matters..........................................................................31
         7.5 Exemption from State Takeover Laws..........................................................31
         7.6 Public Disclosures..........................................................................31
         7.7 Resignation of Sheer, Ahearn Directors......................................................33
         7.8 Notice of Subsequent Events.................................................................33
         7.9 No Solicitations............................................................................34
         7.10 Other Actions..............................................................................34
         7.11 Sheer, Ahearn Conversion...................................................................34
         7.12 Accounting Methods.........................................................................35
         7.13 Pooling and Tax-Free Reorganization Treatment..............................................35
         7.14 Affiliate and Pooling Agreements...........................................................35
         7.15 Cooperation................................................................................35
         7.16 Publication of Combined Results............................................................36


Section  8. TERMINATION, AMENDMENT AND WAIVER............................................................37
         8.1 Termination.................................................................................37
         8.2 Effect of Termination.......................................................................39
         8.3 Amendment...................................................................................39
         8.4 Extension; Waiver...........................................................................39
         8.5 Procedure for Termination, Amendment, Extension or Waiver...................................40
         8.6 Expenses....................................................................................40


Section  9. CONDITIONS TO CLOSING........................................................................40
         9.1 Mutual Conditions...........................................................................40
         9.2 Conditions to Obligations of MedPartners and the Subsidiary.................................41
         9.3 Conditions to Obligations of Sheer, Ahearn..................................................46


Section  10. MISCELLANEOUS...............................................................................48
         10.1 Nonsurvival of Representations and Warranties..............................................48
         10.2 Notices....................................................................................48
         10.3 Further Assurances.........................................................................49
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
         10.4 Indemnification............................................................................49
         10.5 Governing Law..............................................................................50
         10.6 "Including"................................................................................50
         10.7 "Knowledge"................................................................................50
         10.8 "Material adverse change" or "material adverse effect".....................................50
         10.9 "Hazardous Materials"......................................................................51
         10.10 Environmental Laws........................................................................52
         10.11 Captions..................................................................................52
         10.12 Integration of Exhibits...................................................................52
         10.13 Entire Agreement..........................................................................52
         10.14 Counterparts..............................................................................52
         10.15 Binding Effect............................................................................52
         10.16 No Rule of Construction...................................................................52

Testimonium..............................................................................................53
Signatures...............................................................................................53


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

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER ("Plan of Merger"), made and entered into as of the 30th day of November, 1996, by and among MEDPARTNERS, INC., a Delaware corporation ("MedPartners"), SA MERGER CORPORATION, a Delaware corporation and wholly owned subsidiary of MedPartners (the "Subsidiary"), DRS. SHEER, AHEARN AND ASSOCIATES, P.A., a Florida professional corporation ("Sheer, Ahearn") (the Subsidiary and Sheer, Ahearn being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of MedPartners, the Subsidiary and Sheer, Ahearn have approved the merger of the Subsidiary, with and into Sheer, Ahearn (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby each share of Common Stock, par value $1.00 per share, of Sheer, Ahearn (the "Sheer, Ahearn Common Stock"), not owned directly or indirectly by Sheer, Ahearn, will be converted into the right to receive the Merger Consideration (as herein defined) (the Sheer, Ahearn Common Stock may be sometimes hereinafter referred to as the "Sheer, Ahearn Shares");

         WHEREAS, the principal negotiations with regard to the transactions contemplated hereby have been conducted by and between Sheer, Ahearn on the one hand and Team Health Group, Inc. ("Team"), a wholly owned subsidiary of MedPartners, and MedPartners on the other hand;

         WHEREAS, each of MedPartners, the Subsidiary and Sheer, Ahearn desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

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         WHEREAS, for federal income tax purposes, it is intended that the
Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Section 1.    THE MERGER.

        1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Florida Business Corporation Act
(the "FBCA"), the Subsidiary shall be merged into Sheer, Ahearn, or Sheer, Ahearn, BC (as defined in Section 7.11) at the Effective Time (as defined in
Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and Sheer, Ahearn shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation and wholly owned subsidiary of MedPartners, incorporated under the laws of the State of Florida under the name Drs. Sheer, Ahearn and Associates, Inc. and shall succeed to and assume all the rights and obligations of the Subsidiary and Sheer, Ahearn in accordance with the DGCL and the FBCA.

         1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction of the conditions set forth in Section 9.1 (other than Section 9.1(a)), but in no event later than December 31, 1996, at the offices of Haskell, Slaughter & Young, L.L.C., unless another date or place is agreed to in writing by the parties hereto. The Merger will close in Escrow (the "Escrow Closing") immediately following the approval of the


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plan of Merger by the shareholders of Sheer, Ahearn. In the Escrow Closing, the
Articles of Merger and the Certificate of Merger will be filed with the respective Secretaries of State of Florida and Delaware on the first business day following the Escrow Closing. The Merger Consideration (as defined in
Section 2.1(c)) will be deposited with Foley & Lardner, counsel to Sheer, Ahearn (the "Escrow Agent"). The Merger Consideration will be held by the Escrow Agent until disbursed in accordance with the Closing Letter attached as Exhibit 1.2.

         1.3 Effective Time. Subject to the provisions of this Plan of Merger, Sheer, Ahearn and the Subsidiary shall file a Certificate of Merger (the "Florida Certificate of Merger") in accordance with the relevant provisions of the FBCA, and Sheer, Ahearn shall file a Certificate of Merger (the "Delaware Certificate of Merger") executed by Sheer, Ahearn in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and the FBCA and as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State and the Certificate of Merger is duly filed with the Florida Secretary of State, or at such other time as the Subsidiary and Sheer, Ahearn shall agree should be specified in the Certificates of Merger (the "Effective Time").

         1.4 Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 607.1106 of the FBCA.

Section 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
           CORPORATIONS; EXCHANGE OF CERTIFICATES.

         2.1 Effect on Capital Stock2.1Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Sheer, Ahearn Common Stock or any shares of capital stock of the Subsidiary:


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

         (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one issued and outstanding and nonassessable share of Common Stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock. Each share of Sheer, Ahearn Common Stock that is owned by Sheer, Ahearn shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.001 per share, of MedPartners Common Stock ("MedPartners Common Stock"), cash or other consideration shall be delivered in exchange therefor.

         (c) Conversion of Sheer, Ahearn Shares. In the Merger, all of the Sheer, Ahearn Shares (other than Dissenting Shares, if any) shall be converted into the right to receive that number of shares of MedPartners Common Stock equal to the Merger Consideration (as defined herein). All such shares of MedPartners Common Stock shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "MedPartners Shares". Upon such conversion, all such Sheer, Ahearn Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive MedPartners Shares issued in exchange therefor on the terms provided herein.

         "Merger Consideration" means that number of MedPartners Shares (rounded to the nearest whole share) equal to $49 million divided by the MedPartners Trading Price. As defined herein, "MedPartners Trading Price" shall mean the average of the last reported sale price of the MedPartners Common Stock on the New York Stock Exchange on each of the 15 consecutive trading days ending on November 27, 1996.

         (d) Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, Sheer, Ahearn shares which are not voted in favor of the Merger ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration or any cash in lieu of


                                       4

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fractional shares of MedPartners Common Stock. If, after the Effective Time, a holder of Dissenting Shares fails to perfect or loses any dissenters' rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consolidation pursuant to Section 2.1(c) and the cash in lieu of fractional shares of MedPartners Common stock specified in Section 2.2. It is understood and agreed that in no event shall the Merger be consummated if greater than 10% of the issued and outstanding Sheer, Ahearn Shares are not voted in favor of the Merger.

         (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time MedPartners shall have declared a stock split (including a reverse split) of MedPartners Common Stock or a dividend payable in MedPartners Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of MedPartners Common Stock with respect to their MedPartners Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

         2.2 Exchange of Certificates. (a) Exchange Agent. In the event that the outstanding Sheer, Ahearn Shares are not exchanged at the Closing, prior to the Effective Time, MedPartners shall enter into an agreement with First Chicago Trust Company of New York, New York, New York or such other party as shall then be acting as the transfer agent for the MedPartners Common Stock (the "Exchange Agent"), which shall provide that MedPartners shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Sheer, Ahearn Shares, for exchange in accordance with this Section 2, through the Exchange Agent, (i) certificates representing the shares of MedPartners Common Stock issuable pursuant to Section 2.1 and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of MedPartners Common Stock pursuant to Section 2.2 (such shares of MedPartners Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and together with the cash referred to in clause (ii) of

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this Section 2.2(a), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Sheer, Ahearn Shares.

         (b) Exchange Procedures. As soon as reasonably practicable, but no later than ten business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Sheer, Ahearn Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MedPartners may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2 and (ii) cash in lieu of any fractional share interest as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sheer, Ahearn Shares which is not registered in the transfer records of Sheer, Ahearn, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common

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Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. Former shareholders of record of Sheer, Ahearn shall not be entitled to vote after the Effective Time at any meeting of MedPartners stockholders the number of whole shares of MedPartners Common Stock into which their respective Sheer, Ahearn Shares are converted until such holders have exchanged their Certificates for certificates representing MedPartners Common Stock in accordance with this
Section 2.2.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to MedPartners Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MedPartners Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of MedPartners Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of MedPartners Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of MedPartners Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of MedPartners Common Stock.

         (d) No Further Ownership Rights in Sheer, Ahearn Shares. All shares of MedPartners Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Sheer, Ahearn Shares theretofore represented by such Certificates. If, after the Effective

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

Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Section 2, except as otherwise provided by law.

         (e) No Fractional Shares. No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of MedPartners. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Sheer, Ahearn Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the MedPartners Trading Price.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to MedPartners, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to MedPartners for payment of MedPartners Common Stock, any cash in lieu of fractional shares of MedPartners Common Stock and any dividends or distributions with respect to MedPartners Common Stock.

         (g) No Liability. None of MedPartners, the Subsidiary, Sheer, Ahearn or the Exchange Agent shall be liable to any person in respect of any shares of MedPartners Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of MedPartners Common Stock, any cash in lieu of fractional shares of MedPartners Common Stock or any dividends or distributions with respect to MedPartners Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by MedPartners, on a daily basis. Any interest and other income resulting from such investments shall be paid to MedPartners.

         2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Sheer, Ahearn, effective immediately following the Effective Time, in form satisfactory to MedPartners, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

         2.4 By-laws of the Surviving Corporation. The Bylaws of Sheer, Ahearn, effective immediately following the Effective Time, in form satisfactory to MedPartners, shall be the By-laws of Sheer, Ahearn from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the FBCA, the Articles of Incorporation of Sheer, Ahearn and said By-laws.

         2.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of Sheer, Ahearn, each to hold office in accordance with the Articles of Incorporation and By-laws of Sheer, Ahearn.

         2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and Sheer, Ahearn shall be taken up on the books of Sheer, Ahearn at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

         2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary to the extent not inconsistent with the terms of this Plan of Merger.

Section 3.   REPRESENTATIONS AND WARRANTIES OF SHEER, AHEARN

         Sheer, Ahearn hereby represents and warrants to MedPartners and the Subsidiary as follows:

         3.1 Organization, Existence and Good Standing. Sheer, Ahearn is a Florida professional corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Sheer, Ahearn has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Sheer, Ahearn does not, and has not within the two years immediately preceding the date of this Plan of Merger owned, directly or indirectly, any shares of MedPartners Common Stock or Common Stock of the Subsidiary.

         3.2 Sheer, Ahearn Capital Stock. Sheer, Ahearn's authorized capital consists of shares of Common Stock, par value $1.00 per share, of which 621.47 shares are issued and outstanding as of the date of this Plan of Merger and no shares are held in treasury. All of the issued and outstanding Sheer, Ahearn Shares are duly and validly issued, fully paid and nonassessable. Except as set forth in Exhibit 3.2 to the Disclosure Schedule delivered to MedPartners and the Subsidiary by Sheer, Ahearn at the time of the execution and delivery of


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this Plan of Merger (the "Sheer, Ahearn Disclosure Schedule"), there are no options, warrants, or similar rights granted by Sheer, Ahearn or any other agreements to which Sheer, Ahearn is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Sheer, Ahearn Shares. Sheer, Ahearn has not made any distributions to any holders of Sheer, Ahearn Shares or participated in or effected any issuance, exchange or retirement of Sheer, Ahearn Shares, or otherwise changed the equity interests of holders of Sheer, Ahearn Shares in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any Sheer, Ahearn Shares that Sheer, Ahearn has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

         3.4 Foreign Qualifications. Sheer, Ahearn is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business or operations.

         3.5 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, Sheer, Ahearn has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Articles of Incorporation, By-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth in Exhibit
3.4 to the Sheer, Ahearn Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Articles of Incorporation or By-laws of Sheer, Ahearn or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Sheer, Ahearn is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on Sheer, Ahearn. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Sheer, Ahearn.

         3.5 Sheer, Ahearn Financial Information. Exhibit 3.5 to the Sheer, Ahearn Disclosure Schedule contains the financial statements of Sheer, Ahearn for the period ended September 30, 1996, which have been previously delivered to MedPartners and on which MedPartners has relied in its evaluation of the Merger. The financial statements, together with the notes thereto reflect all known liabilities of Sheer, Ahearn, fixed or contingent, required to be stated therein, and present fairly the financial condition of Sheer, Ahearn at said dates and the results of operations and cash flows of Sheer, Ahearn for the periods then ended and have been prepared in accordance with GAAP. The balance sheet of Sheer, Ahearn at September 30, 1996, is herein sometimes referred to as the "Sheer, Ahearn Balance Sheet".

         3.6 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which Sheer, Ahearn is a party are (i) legally valid and binding upon Sheer, Ahearn in accordance with their terms, (ii) in full force and effect, and (iii) to Sheer, Ahearn's knowledge do not violate any federal, state or local law, rule, regulation or ordinance, and Sheer, Ahearn has provided MedPartners and the Subsidiary with copies of all such documents. To the knowledge of Sheer, Ahearn, (i) all parties to such contracts, leases, agreements and arrangements have complied with the material provisions of such contracts, leases, agreements and arrangements; (ii) no party is in material default under such contract, lease, agreement or arrangement and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a material default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on Sheer, Ahearn; and (iii) Sheer, Ahearn has not received any notice of termination or cancellation, or a request to renegotiate any material contracts, leases, agreements or arrangements.

         (b) Except as set forth in Exhibit 3.6 to the Sheer, Ahearn Disclosure Schedule, no contract or agreement to which Sheer, Ahearn is a party will, by its terms, terminate or become unenforceable as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on Sheer, Ahearn. Set forth on Exhibit 3.6 to the Sheer, Ahearn Disclosure Schedule is a list of all material contracts to which Sheer, Ahearn is a party which cannot be terminated on 90 or fewer days notice, without cause.

         (c) Except as set forth in Exhibit 3.6 to the Sheer, Ahearn Disclosure Schedule, Sheer, Ahearn has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.7) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

         3.7 Properties and Assets. Sheer, Ahearn owns or leases all of the real and personal property included in the Sheer, Ahearn Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of Sheer, Ahearn's business since the date of the Sheer, Ahearn Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property, or (ii) which are set forth in Exhibit 3.7 to the Sheer, Ahearn Disclosure Schedule.

         3.8 Legal Proceedings. Except as listed in Exhibit 3.8 to the Sheer, Ahearn Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of

Sheer, Ahearn, threatened against Sheer, Ahearn, at law or in equity, relating to or affecting Sheer, Ahearn, including the Merger. Sheer, Ahearn does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding, nor is Sheer, Ahearn aware of any facts which would give rise to litigation or liability which would have a material adverse effect on Sheer, Ahearn.

         3.9 Subsequent Events. Except as set forth in Exhibit 3.9 to the Sheer, Ahearn Disclosure Schedule or as contemplated by this Plan of Merger, Sheer, Ahearn has not, since the date of the Sheer, Ahearn Balance Sheet:

                  (a) Incurred any material adverse change.

                  (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Sheer, Ahearn Balance Sheet or (ii) liabilities incurred since the date of the Sheer, Ahearn Balance Sheet in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on Sheer, Ahearn.

                  (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on Sheer, Ahearn, except as may have been required due to income or operations of Sheer, Ahearn since the date of the Sheer, Ahearn Balance Sheet.

                  (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which are material to the business or financial condition of Sheer, Ahearn.

                  (e) Sold or transferred any of the assets material to the consolidated business of Sheer, Ahearn, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                  (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by Sheer, Ahearn to any officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

                  (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

                  (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities.

                  (i) Become aware of any circumstance that would have a material adverse effect on the operating results or financial condition of Sheer, Ahearn.

         3.10 Accounts Receivable. Since the date of the Sheer, Ahearn Balance Sheet, Sheer, Ahearn has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. To the knowledge of Sheer, Ahearn, Sheer, Ahearn is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on Sheer, Ahearn.

         3.11 Tax Returns. Sheer, Ahearn has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on Sheer, Ahearn. Sheer, Ahearn has made all payments shown as due on such returns. Sheer, Ahearn has not been notified that any tax returns of Sheer, Ahearn are currently under audit by the Internal Revenue Service or any state or local tax agency and has received no notice of any claimed tax liability of Sheer, Ahearn or any Sheer, Ahearn shareholder. No agreements have been made by Sheer, Ahearn for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

         3.12 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 3.12(a) to the Sheer, Ahearn Disclosure Schedule, Sheer, Ahearn has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed in Exhibit 3.12(a) (individually, a "Sheer, Ahearn Plan" and collectively, the "Sheer, Ahearn Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. To the knowledge of Sheer, Ahearn, no act or failure to act by Sheer, Ahearn has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Sheer, Ahearn Plans that is not subject to a statutory or regulatory exception and that could have a material adverse effect on Sheer, Ahearn. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the Sheer, Ahearn Plans which is subject to Title IV of ERISA. Sheer, Ahearn has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

         (b) Except as set forth in Exhibit 3.12(b) to the Sheer, Ahearn Disclosure Schedule, Sheer, Ahearn is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

         3.14 Compliance with Laws in General. Except as set forth in Exhibit
3.13 to the Sheer, Ahearn Disclosure Schedule, Sheer, Ahearn has not received any notices of, nor to the best of their knowledge have there been any, material violations of any federal, state or local laws, regulations or ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, including billing and coding, and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Sheer, Ahearn which, if it were determined that a violation had occurred, would have a material adverse effect on Sheer, Ahearn.

         3.15 Regulatory Approvals. Except as disclosed in the Sheer, Ahearn Documents or in Exhibit 3.14 to the Sheer, Ahearn Disclosure Schedule, Sheer, Ahearn or any affiliated Sheer, Ahearn entity, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on Sheer, Ahearn. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of Sheer, Ahearn and each Sheer, Ahearn Subsidiary or affiliated Sheer, Ahearn entity are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on Sheer, Ahearn. There is not now and there has never been any litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of Sheer, Ahearn, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval.

         3.16 Commissions and Fees. Except as set forth on Exhibit 3.15 to the Sheer, Ahearn Disclosure Schedule, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against MedPartners resulting from any action taken by Sheer, Ahearn or its officers, Directors or agents, or any of them.

         3.17 Retirement or Re-Acquisition of MedPartners Common Stock. Sheer, Ahearn is not a party to any agreement the effect of which would be to require MedPartners directly or indirectly to retire or re-acquire all or part of the shares of MedPartners Common Stock issued pursuant to Section 2.1 hereof.

         3.18 Disposition of Assets of Surviving Corporation. Sheer, Ahearn is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

         3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding Sheer, Ahearn Shares entitled to vote thereon is the only vote of the holders of any class or series of Sheer, Ahearn capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby; provided, however, if the approval of the Merger by the Sheer, Ahearn shareholders is to be accomplished by action without a meeting pursuant to Section 607.0704 of the FBCA, the unanimous written consent of the Sheer, Ahearn shareholders shall be required.

         3.19 No Untrue Representations. No representation or warranty by Sheer, Ahearn in this Plan of Merger, and no Exhibit or certificate issued by Sheer, Ahearn and furnished or to be furnished to MedPartners and the Subsidiary pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 4.  REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY

         The Subsidiary hereby represents and warrants to Sheer, Ahearn as follows:

         4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and registered in the name of MedPartners. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any Sheer, Ahearn Shares.

         4.2 Power and Authority. The Subsidiary has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

         4.3 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Plan of Merger resulting from any action taken by the Subsidiary or any of its officers, directors or agents.

         4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

Section 5.   REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS

         MedPartners hereby represents and warrants to Sheer, Ahearn as follows:

         5.1 Organization, Existence and Good Standing. MedPartners is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. MedPartners has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. MedPartners is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has MedPartners within such time owned, directly or indirectly, any Sheer, Ahearn Shares.

         5.2 MedPartners Capitalization. MedPartners has an authorized capitalization of 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding and no shares are held in treasury and 200,000,000 shares of Common Stock, par value $.001 per share, of which 146,208,305 shares were issued and outstanding at September 13, 1996, and no shares are held in treasury. All of the issued and outstanding shares of MedPartners Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as described in Exhibit 5.2 to the MedPartners Disclosure Schedule delivered to Sheer, Ahearn at the time of the execution and delivery of this Plan of Merger (the "MedPartners Disclosure Schedule"), there are no options, warrants or similar rights granted by MedPartners or any other agreements to which MedPartners is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of MedPartners Common Stock. MedPartners has not made any distributions to any holder of MedPartners Common Stock or participated in or effected any issuance, exchange or retirement of MedPartners Common Stock, or otherwise changed the equity interests of holders of MedPartners Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of MedPartners Common Stock that MedPartners has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

         5.3 MedPartners Common Stock. On the Closing Date, MedPartners will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the holders of Sheer, Ahearn Shares in accordance with the provisions of this Plan of Merger. The MedPartners Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable and (ii) listed on the NYSE, upon official notice of issuance.

        5.4  Subsidiaries and Affiliated Entities.

         (a) Attached as Exhibit 5.4 to the MedPartners Disclosure Schedule is a list of all subsidiaries of MedPartners (individually, a "MedPartners Subsidiary", and collectively, the "MedPartners Subsidiaries") and their states of incorporation and all professional corporations or professional associations (the "MedPartners Professional Corporations") of which MedPartners has control and their states of incorporation.

         (b) Also disclosed in Exhibit 5.4 to the MedPartners Disclosure
Schedule is a list of all general or limited partnerships in which a general partner is MedPartners, a MedPartners Subsidiary or another partnership controlled by MedPartners (individually a "MedPartners Partnership" and collectively, the "MedPartners Partnerships"), and all limited liability companies in which MedPartners, a MedPartners Subsidiary is a member (individually, a "MedPartners LLC"; the MedPartners Professional Corporations and the MedPartners LLCs being collectively called the "Other MedPartners Entities"), and their states of organization.

         (c) Except as set forth in Exhibit 5.4, neither MedPartners nor any MedPartners Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture or partnership.

         (d) Although the financial results of the medical groups affiliated with MedPartners physician practice management business are consolidated for accounting purposes on the MedPartners Balance Sheet, the terms "MedPartners Subsidiary" and "Other MedPartners Entity" do not include any affiliated medical groups.

         5.5 Organization, Existence and Good Standing of MedPartners Subsidiaries and Other MedPartners Entities.

         (a) Each MedPartners Subsidiary and each MedPartners Professional Corporation is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each MedPartners Subsidiary and each MedPartners Professional Corporation has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

         (b) Each MedPartners Partnership that is a limited partnership is validly formed, each MedPartners Partnership that is a general partnership has been duly organized, and each MedPartners Partnership is in good standing under the laws of its respective state of organization.

Each MedPartners Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

         (c) Each MedPartners LLC that is a limited company validly formed and in good standing under the laws of its respective state of organization. Each MedPartners LLC has all necessary power to own its property and assets and to carry on its business as presently conducted.

         5.6 Foreign Qualifications. MedPartners, each MedPartners Subsidiary, MedPartners Professional Corporation and each MedPartners LLC is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on MedPartners.

         5.7 Subsidiary Common Stock. MedPartners owns, beneficially and of record, all of the issued and outstanding shares of Common Stock, par value $1.00 per share, of the Subsidiary (the "Subsidiary Common Stock"), which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. MedPartners has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

         5.8 Power and Authority. MedPartners has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of MedPartners, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which MedPartners or any MedPartners Subsidiary or Other MedPartners Entity is a party or by which it is bound, or violate any restrictions of any kind to which MedPartners or any subsidiary is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of MedPartners.

         5.9 MedPartners Public Information. MedPartners has heretofore furnished Sheer, Ahearn with information regarding MedPartners including its Prospectus dated October 16, 1996 (Registration No. 333-13471) relating to the resale of 1,221,601 shares of MedPartners Common Stock (the "Prospectus") and its Quarterly Report for the quarter ended September 30, 1996 ("10-Q") filed with the Securities and Exchange Commission ("SEC") (as any such documents have been amended since their original filing, the "MedPartners Documents"). As of their respective filing dates, the MedPartners Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the MedPartners Documents complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations promulgated under such statutes. The financial statements contained in the MedPartners Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of MedPartners, fixed or contingent, required to be stated therein, and present fairly the financial condition of MedPartners at said dates and the consolidated results of operations and cash flows of MedPartners for the periods then ended. The consolidated balance sheet of MedPartners at December 31, 1995, included in the Information Package is herein sometimes referred to as the "MedPartners Balance Sheet".

         5.10 Legal Proceedings. There is no pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting MedPartners or the transactions contemplated by this Plan of Merger for which MedPartners is uninsured or which, if resolved adversely to MedPartners, would have a material adverse effect on MedPartners and, to the knowledge of MedPartners, no basis for any such action exists.

         5.11 Subsequent Events. Except as set forth in Exhibit 5.11 to the MedPartners Disclosure Schedule, MedPartners has not, since the date of the MedPartners Balance Sheet:

                  (a) Incurred any material adverse change.

                  (b) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

         5.14 Investment Intent. MedPartners is acquiring the Sheer, Ahearn Shares hereunder for its own account and not with a view to the distribution or sale thereof, and MedPartners has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Sheer, Ahearn Shares to any other person, firm or corporation.

         5.13 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by MedPartners or any of its officers, directors or agents.

         5.14 Retirement or Re-Acquisition of MedPartners Common Stock. MedPartners has not agreed directly or indirectly to retire or re-acquire all or part of the shares of MedPartners Common Stock issued pursuant to Section 2.1 hereof.

         5.15 Disposition of Assets of Surviving Corporation. MedPartners does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity. After the Effective Time, it is anticipated that the Surviving Corporation will become a subsidiary of Team, and it is understood among the parties hereto that no rights or privileges of the shareholders of Sheer, Ahearn will be altered as a result.

         5.16 No Untrue Representations. No representation or warranty by MedPartners in this Plan of Merger, and no Exhibit or certificate issued by MedPartners and furnished or to be furnished to Sheer, Ahearn pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 6.   ACCESS TO INFORMATION AND DOCUMENTS

         6.1 Access to Information. Between the date hereof and the Closing Date, Sheer, Ahearn will give to MedPartners and its counsel, accountants and other representatives full access, through a Sheer, Ahearn employee designated by Sheer, Ahearn and agreeable to MedPartners or Team, to all the properties, documents, contracts, personnel files and other records of such party and shall furnish MedPartners with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Sheer, Ahearn will, subject to applicable laws, disclose and make available to MedPartners and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Sheer, Ahearn. In addition, Sheer, Ahearn shall make available to MedPartners all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Sheer, Ahearn's banking, investment and financial arrangements with those of MedPartners at the Effective Time.

         6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Evaluation Material" under the terms of the Confidentiality Agreement dated February 13, 1996 between Sheer, Ahearn and MedPartners and/or Team Health Group, Inc. (the "Confidentiality Agreement").

         6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

         (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

Section 7.   COVENANTS

         7.1 Preservation of Business. Sheer, Ahearn will use its reasonable best efforts to preserve the business organization of Sheer, Ahearn intact, to keep available to MedPartners and the Surviving Corporation the services of the present employees and independent contractors of Sheer, Ahearn, and to preserve for MedPartners and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Sheer, Ahearn.

         7.2 Material Transactions. Prior to the Effective Time, Sheer, Ahearn will not (other than as contemplated by the terms of the Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof and transactions described in Exhibit 7.2 to the Sheer, Ahearn Disclosure Schedule which do not vary materially from the terms set forth on such Exhibit 7.2), without first obtaining the consent of MedPartners or Team:

                  (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of Sheer, Ahearn, (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $10,000.

                  (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to Sheer, Ahearn, except as provided herein.

                  (c) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of Sheer, Ahearn.

                  (d) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with Sheer, Ahearn's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan. It is expressly understood by and among the parties, after consideration of the tax and accounting provisions of this Plan of Merger, that until the Effective Date, no bonus or other distribution from Sheer, Ahearn to its shareholders or employees shall be prohibited so long as such distribution does not violate the provisions set forth in Section 9.2(o) and 9.2(p) hereof.

                  (e) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

                  (f) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

                  (g)  Amend its Articles of Incorporation or By-laws.

                  (h) Take any action of a character described in Section 3.10(a) to 3.10(h), inclusive.

         7.3 Meeting of Sheer, Ahearn's Shareholders. Sheer, Ahearn will take all steps necessary in accordance with its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") as soon as practicable after the execution and delivery of this Plan of Merger, for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of Sheer, Ahearn (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to its shareholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use its reasonable, good faith efforts to obtain the approval by its shareholders of this Plan of Merger and the transactions contemplated hereby. Nothing contained herein shall affect the right of Sheer, Ahearn's shareholders to take action by unanimous written consent in lieu of a meeting to the extent permitted by applicable law and its Articles of Incorporation and By-laws.

         7.4 Securities Matters. (a) MedPartners shall prepare and distribute to the holders of Sheer, Ahearn Shares an information package (the "Information Package") designed to provide such shareholders with such information as they shall need about this Plan of Merger and the Merger in order to qualify the private placement of MedPartners Shares into which the Sheer, Ahearn Shares are to be converted pursuant to this Plan of Merger for the exemption under the Securities Act provided by Section 4(2) promulgated thereunder. Sheer, Ahearn shall provide MedPartners with such information and documentation as shall be reasonably requested by MedPartners in order to prepare the Information Package contemplated by this Section 7.4(a).

         (b) The information specifically designated as being supplied by Sheer, Ahearn for inclusion in the Information Package shall not, at the time the Proxy Statement is first mailed to holders of Sheer, Ahearn Shares, at the time of the Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Sheer, Ahearn for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Sheer, Ahearn Shares, at the time of the Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Sheer, Ahearn, or its officers or Directors, should be discovered by Sheer, Ahearn which should be set forth in the Proxy Statement, Sheer, Ahearn shall promptly inform MedPartners.

         (c) The information specifically designated as being supplied by MedPartners for inclusion in the Information Package shall not, at the time the Proxy Statement is first mailed to holders of Sheer, Ahearn Shares, at the time of the Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by MedPartners for inclusion in the Proxy Statement to be sent to the holders of Sheer, Ahearn Shares in connection with the Shareholders Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Sheer, Ahearn Shares, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to MedPartners or its officers or Directors, should be discovered by MedPartners which should be set forth in the Proxy Statement, MedPartners shall promptly inform Sheer, Ahearn.

         (d) Prior to the Closing Date, MedPartners shall file a Subsequent Listing Application with the NYSE relating to the shares of MedPartners Common Stock to be issued in connection with the Merger, and shall cause such shares of MedPartners Common Stock to be listed on the NYSE, upon official notice of issuance, prior to the Closing Date.

         (e) Sheer, Ahearn shall furnish all information to MedPartners with respect to Sheer, Ahearn as MedPartners may reasonably request for inclusion in the Proxy Statement and shall otherwise cooperate with MedPartners in the preparation and filing of such documents.

         7.5 Exemption from State Takeover Laws. Sheer, Ahearn shall take all reasonable steps necessary and within its power to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of Sheer, Ahearn's Board of Directors.

         7.6 Public Disclosures. MedPartners and Sheer, Ahearn will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the NYSE. The parties shall issue a joint press release, mutually acceptable to MedPartners and Sheer, Ahearn, promptly upon execution and delivery of this Plan of Merger.

         7.7 Resignation of Sheer, Ahearn Directors. On or prior to the Closing Date, Sheer, Ahearn shall deliver to MedPartners evidence satisfactory to MedPartners of the resignation of the directors and officers of Sheer, Ahearn, such resignations to be effective on the Closing Date.

         7.8 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events of which they have knowledge which would cause any material change in or material addition to any Exhibit to its Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.8, constitute a material adverse effect on the notifying party, the non-notifying party may, if such change or addition has not been ameliorated within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

         7.9 No Solicitations. Sheer, Ahearn shall not, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, or participate in discussions with such corporation, partnership, person or other entity or group concerning any proposal to acquire or be acquired by such party upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"). Sheer, Ahearn shall notify MedPartners of any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction.

         7.10 Other Actions. Subject to the provisions of Section 7.8 hereof, none of Sheer, Ahearn, MedPartners and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Sheer, Ahearn or MedPartners to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Sheer, Ahearn or MedPartners to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

         7.11 Sheer, Ahearn Conversion. It is understood by each of the parties hereto that (a) Sheer, Ahearn or its shareholders shall convert Sheer, Ahearn to a business corporation ("Sheer, Ahearn BC") organized under the FBCA immediately prior to the Effective Time, and (b) accordingly, for all purposes of and under this Plan of Merger, notwithstanding any other provision hereof, Sheer, Ahearn BC (and not Sheer, Ahearn) shall be the party participating in the Merger with MedPartners and the Subsidiary.

         7.12 Accounting Methods. Neither MedPartners nor Sheer, Ahearn shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

         7.13 Pooling and Tax-Free Reorganization Treatment. Neither MedPartners nor Sheer, Ahearn shall intentionally take or cause any action to be taken, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         7.14 Affiliate and Pooling Agreements. MedPartners and Sheer, Ahearn will each use their respective reasonable, good faith efforts to cause each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to MedPartners as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of Sheer, Ahearn Common Stock and shares of MedPartners Common Stock held by such person and the shares of MedPartners Common Stock issuable pursuant to this Plan of Merger.

         7.15 Cooperation. (a) MedPartners and Sheer, Ahearn shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and

(iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

         (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of MedPartners and Sheer, Ahearn shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of Sheer, Ahearn's shareholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby Each of MedPartners and Sheer, Ahearn will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

         7.16 Publication of Combined Results. MedPartners agrees to use its best efforts to publish the combined results of operations of MedPartners and Sheer, Ahearn in its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, whichever is earlier, which shall contain a full calendar month of such combined results, provided however that such period shall be tolled for such period as the financial statements required for the preparation of such financial statements for such publication are not reasonably available to MedPartners. For purposes of this Section 7.16, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

Section 8.   TERMINATION, AMENDMENT AND WAIVER.

             8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger to the holders of Sheer, Ahearn Common Stock:

                  (a) by mutual written consent of MedPartners, the Subsidiary and Sheer, Ahearn;

                  (b)  by either MedPartners or Sheer, Ahearn:

                  (i) if, upon a vote at a duly held meeting of shareholders or any adjournment thereof, or otherwise, any required approval of the holders of Sheer, Ahearn Common Stock shall not have been obtained;

                  (ii) if the Merger shall not have been consummated on or
               before December 31, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of shareholders;

                  (iii) if any court of competent jurisdiction or other
               governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the

               Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (iv) in the event of a breach by the other party of any
               representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

                  (v) if either MedPartners or Sheer, Ahearn gives notice of termination pursuant to Section 7.8;

                  (c) by either MedPartners or Sheer, Ahearn in the event that
         (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of MedPartners) or Section 9.3 (in the case of Sheer, Ahearn) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii);

                  (d) By Sheer, Ahearn, if Sheer, Ahearn's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Sheer, Ahearn Shares or shall have withdrawn such recommendation or
         (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.9) other than this Plan of Merger or (iii) resolved to do any of the foregoing;

                  (e) By either MedPartners or Sheer, Ahearn, if the condition set forth in Section 9.1(e) is not satisfied by December 31, 1996; or

                  (f) By MedPartners, if holders of greater than 10% of the Sheer, Ahearn Shares shall have given proper demand for payment of the fair value of such Sheer, Ahearn Shares as provided in Section 607.1320 of the FBCA prior to the taking of a vote on the Merger at a meeting of the shareholders of Sheer, Ahearn.

         8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

         8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Sheer, Ahearn Shares.

         8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this

Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.8.

         8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of MedPartners, the Subsidiary or Sheer, Ahearn, action by its Board of Directors or the duly authorized designee of the Board of Directors.

         8.6 Expenses. All costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense. Sheer, Ahearn shall provide MedPartners with copies of engagement letters for each attorney, accountant, consultant, investment banking or other person or entity retained by Sheer, Ahearn for the purpose of consummating the Merger. If the Merger is consummated, by reason thereof, MedPartners will indirectly bear the expenses incurred by Sheer, Ahearn, so long as such expenses relate directly to services performed in connection with the Merger, so long as such expenses are reasonable and customary in transactions similar to the Merger and so long as such expenses do not exceed $1 million. Accordingly, MedPartners shall have the right, on behalf of Sheer, Ahearn, to review rates charged for such services provided to Sheer, Ahearn, to contest any fees charged to Sheer, Ahearn and to negotiate the reduction or limitation of any such fees.

Section 9.  CONDITIONS TO CLOSING.

         9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by MedPartners, the Subsidiary and Sheer, Ahearn):

                  (a) None of MedPartners, Team, the Subsidiary or Sheer, Ahearn nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of Sheer, Ahearn, taken as a whole.

                  (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

                  (c) The holders of shares of Sheer, Ahearn Common Stock shall have approved and adopted this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

                  (d) The shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities laws of such states and territories of the United States as may be required.

                  (e) The Merger shall qualify for "pooling of interests" accounting treatment.

         9.2 Conditions to Obligations of MedPartners and the Subsidiary. The obligations of MedPartners and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by MedPartners and the Subsidiary):

                  (a) Each of the agreements of Sheer, Ahearn to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Sheer, Ahearn shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                  (b) The representations and warranties of Sheer, Ahearn set forth in Section 3.9 shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of Sheer, Ahearn set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that Sheer, Ahearn shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by MedPartners) under Section
         7.2 or otherwise permitted herein. MedPartners and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of Sheer, Ahearn, dated the Closing Date, certifying in such detail as MedPartners and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

                  (c) MedPartners and the Subsidiary shall have obtained, or obtained the transfer of, any licenses and other regulatory approvals necessary to allow Sheer, Ahearn to operate its business, unless the failure to obtain such transfer or approval would not have a material adverse effect on Sheer, Ahearn.

                  (d) MedPartners shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code of which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, Sheer, Ahearn and the Subsidiary.

                  (e) MedPartners shall have received an opinion from Foley & Lardner substantially to the effect set forth in Exhibit 9.2(e) hereto.

                  (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                  (g) MedPartners shall have received "Affiliate Letters" as provided in Section 7.14 herein from each of the affiliates of Sheer, Ahearn.

                  (h) MedPartners shall have received Investment Letters from each of the shareholders of Sheer, Ahearn substantially in the from of
         Exhibit 9.2(h) attached to this Plan of Merger.

                  (i) Each of the shareholders of Sheer, Ahearn shall have executed and delivered an Indemnification Agreement substantially in the form of Exhibit 9.2(i) attached to this Plan of Merger indemnifying MedPartners from undisclosed liabilities.

                  (j) Each of the shareholders of Sheer, Ahearn shall reaffirm his investment decision on or after December 9, 1996 but not later than December 12, 1996, in the form of Exhibit 9.2(j) attached to this Plan of Merger.

                  (k) Sheer Ahearn shall have obtained the written consent of each of the following to the transactions contemplated by the Plan of
         Merger:

               (1) North Bay Medical Center;
               (2) University Community Hospital, Inc.;
               (3) Manatee Hospitals and Health Systems, Inc.;
               (4) One Call Medical, LLC;
               (5) Doctor's Care, P.C.;
               (6) Goodyear Medical Center;
               (7) Riverview Regional Medical Center, Inc.;
               (8) Northwest Regional Medical Center, Inc.;
               (9) King Palm Partners;
               (10) Tampa Medical Arts, Ltd.;
               (11) Brownell & Henderson, a Florida general partnership;
               (12) Abaco Grand Plaza, Inc.,;
               (13) Second Land Sales, Inc.;
               (14) PresGar Imaging, L.L.C.;
               (15) Price, Hoffman, Stone & Associates, M.D.s, P.A.; Radiology
                    Associates of Clearwater, P.A.; Radiology Associates of Tampa, P.A.; Radiology Associates, P.A.; and Radiology Associates of Tarpon Springs, P.A.; and
               (16) Northside Bank of Tampa.

                  (l) Each Sheer, Ahearn shareholder and non-shareholder physician shall have executed, prior to the Closing Date, a new employment agreement or amended employment agreement in form and substance as set forth on
         Exhibit 9.2(l).

                  (m) Sheer, Ahearn and Team Physicians of Florida, P.A. shall have entered into a Services Agreement in form and substance as set forth on Exhibit 9.2(m).

                  (n) Each shareholder of Team Physicians of Florida, P.A. shall have granted irrevocable proxies and options with regard to the shares of Team Physicians of Florida, P.A. in form and substance as set forth on Exhibit 9.2(n).

                  (o) Each shareholder of Sheer, Ahearn, prior to the Closing Date, shall have executed a release with regard to any and all rights arising under any current Sheer, Ahearn employment agreement, benefit plan, share entitlement plan or other plan created for the benefit of existing shareholders of Sheer, Ahearn with Sheer, Ahearn.

                  (p) The consummation of the Merger shall not violate any law or restriction to which Sheer, Ahearn is subject which, if violated, would have a material adverse effect on Sheer, Ahearn.

                  (q) The remaining cash and cash equivalents balance of Sheer, Ahearn at Closing shall be not less than the amount necessary to meet ongoing working capital obligations and in no event less than $1.2 million without the prior written consent of Team.

                  (r) Distributions to Sheer, Ahearn shareholders in excess of base compensation since September 30, 1996 and prior to the Effective Time shall not exceed $1.1 million.

                  (s) The billing services agreement by and between Sheer, Ahearn and Practice Management Partners shall have been terminated.

         9.3 Conditions to Obligations of Sheer, Ahearn. The obligations of Sheer, Ahearn to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by Sheer, Ahearn):

                  (a) Each of the agreements of MedPartners and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and MedPartners and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

                  (b) The representation and warranty of MedPartners set forth in Section 5.11 shall be true and correct as of the date of the Plan of Merger and as of the Closing Date. The representations and warranties of MedPartners set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). Sheer, Ahearn shall have been furnished with a certificate, executed by duly authorized officers of MedPartners and the Subsidiary, dated the Closing Date, certifying in such detail as Sheer, Ahearn may reasonably request as to the fulfillment of the foregoing conditions.

                  (c) Sheer, Ahearn shall have received an opinion from Foley & Lardner to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, Sheer, Ahearn and the Subsidiary.

                  (d) Sheer, Ahearn shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in
         Exhibit 9.3(d) hereto.

                  (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                  (f) Each Sheer, Ahearn shareholder and non-shareholder physician shall have executed, prior to the Closing Date, a new employment agreement or amended employment agreement in form and substance as set forth on Exhibit 9.2(j).

                  (g) Sheer, Ahearn and Team Physicians of Florida, P.A. shall have entered into a Services Agreement in form and substance as set forth on Exhibit 9.2(k).

Section 10.   MISCELLANEOUS.

                  10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

                  10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

                  If to MedPartners:

                           MedPartners, Inc.
                           3000 Galleria Tower, Suite 1000
                           Birmingham, Alabama  35244
                           Facsimile: (205) 982-7709
                           Attention: J. Brooke Johnston, Jr., Esq.,
                                       Senior Vice President and General Counsel

                  with a copy to:

                           Haskell, Slaughter & Young, L.L.C.
                           1200 AmSouth Harbert Plaza
                           1901 Sixth Avenue North
                           Birmingham, Alabama 35201
                           Facsimile: (205) 324-1133
                           Attention: F. Hampton McFadden, Jr., Esq.

                  If to Team Health Group, Inc.

                           H. Lynn Massingale, M.D., President
                           Team Health Group, Inc.
                           1900 Winston Road, Suite 300
                           Knoxville, Tennessee 37919
                           Facsimile: (423) 693-4064


                  If to Sheer, Ahearn:

                           Drs. Sheer, Ahearn and Associates, P.A.
                           9204 King Palm Drive
                           Tampa, Florida 33619
                           Facsimile: (813) 622-7589
                           Attention: Michael P. Flynn, M.D.

                  with a copy to:

                           Foley & Lardner
                           100 North Tampa Street
                           Suite 2700
                           Tampa, Florida 33602
                           Facsimile: (813) 221-4210
                           Attention : David L. Robbins, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

                  10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

                  10.4 Indemnification. MedPartners and the Subsidiary agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Sheer, Ahearn as provided in its articles of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this Section
10.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heirs and representatives.

                  10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

                  10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

                  10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

                  10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with Sheer, Ahearn or MedPartners, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law, and
(iii) any changes resulting from any restructuring or other similar charges or write-offs taken by Sheer, Ahearn with the consent of MedPartners; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger. Moreover, it shall not be deemed a "material adverse change" or "material adverse effect" so long as future financial performance shall be consistent with written representations between the parties in connection with the Merger.

                  10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

                  10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

                  10.11 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

                  10.12 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

                  10.13 Entire Agreement. This instrument, including all Exhibits attached hereto and the Confidentiality Agreement contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

                  10.14 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

                  10.15 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

                  10.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by MedPartners, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

         IN WITNESS WHEREOF, MedPartners, the Subsidiary and Sheer, Ahearn have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                   MEDPARTNERS, INC.


                                   By
                                     -------------------------------------




                                   SA MERGER CORPORATION


                                   By
                                     -------------------------------------



                                   DRS. SHEER, AHEARN AND ASSOCIATES, P.A.

                                   By
                                     -------------------------------------
                                         -----------------------------